Inuvo, Inc. Second Quarter 2018 August 8, 2018

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2018 Second Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the call over to Mr. Sean Mansouri of Liolios. Please go ahead, sir.

Sean Mansouri (Investor Relations) Comments:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the INUVO second quarter 2018 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Sean and thanks everyone for joining us today.

We’ve had another strong showing in the first half of 2018 with Revenue up 11% year-over-year to $39 and a half million dollars. Second quarter Revenues were up 4% year-over-year to $19 million. First and second quarter Revenues are typically impacted by the timing of Seasonality within the Advertising Industry.

Generally, one month out of the first 6 is almost always weaker relative to the others and almost always occurs in either March or April, which means one of either the first or second quarter is likely to be lower than the other.

This year, our weak month was April and as a result, Q2’s Revenue was slightly lower than Q1. This issue also reflects why we tend to look at our 1st Half performance as a better indicator for the year as compared to using either Q1 or Q2.

The average of the two, because of this March / April seasonality variance, becomes a much better metric for predicting the annual growth rate.

While we’re on the topic of seasonality, it’s worth mentioning that the second half of the year is typically stronger than the first half as Advertising Demand steadily increases leading into the Thanksgiving and Christmas holiday seasons. In fact, the 7-day average daily Revenue through August 7th is already up 3.5% over the prior week average.

We also made solid improvements in Adjusted EBITDA during the quarter, which was up over 100% to $336 thousand and up over 200% for the first half on a year-over-year basis.

We continue to expect strong year-over-year Adjusted EBITDA growth in 2018, and would also like to note that like Revenue, Adjusted EBITDA has historically been stronger in the second half of the year.

In May, we raised approximately $2.3 million dollars in gross proceeds from the sale of 3.3 million shares of common stock. This raise was designed to alleviate a working capital deficit that had been growing year-over-year as our revenues had expanded.

The money raised will allow us the flexibility to improve payment terms with certain partners that we believe will support growth and provide sufficient capital to meet current growth projections. We have no plans to raise additional money at this time.

In so far as the business is concerned, we continue to build strong interest in INUVO’s ability to find unique audiences for our Media clients through the AI and information assets of our IntentKeytm technology, which we are now leveraging across the enterprise on behalf of our Direct, Agency and Media partnerships.

Inuvo’s IntentKeytm prospecting engine is a patented, machine-learning technology created to mirror the manner in which the human brain can instantly associate ideas, emotions, places, people, and objects.

It was trained by over 4 billion pages of content, where it learned through a trillion examples, the relative importance of how the 25 million concepts contained within our ConceptGraph relate to each other and demonstrate consumer intent.

Inuvo harnesses this power of the IntentKeytm to uncover and reach incremental in-market audiences that are hidden from typical targeting approaches.

We added several new Brands who will be using our IntentKeytm Media Targeting solution to the client roster this past quarter, including leading companies in industries like Fast Food, Tourism, Online Retail, Healthcare, and Agriculture. In addition to these verticals, we continue to drive strong performance in markets like Automotive, Communications and Travel.

We believe the adoption of our solution across so many different industries further reflects the versatility of the IntentKeytm technology and its ability to find prospects regardless of product or service.

As you may recall, we began building a direct sales team in Q4 2017. The message we are getting from that team thus far is that the IntentKeytm capabilities both resonate with prospects and are completely and uniquely differentiated from anything else in the marketplace.

As a result, we are getting strong initial interest for solution testing from prospects which we expect to capitalize upon in order to develop long term sustainable business relationships. In fact, we have over 100 such opportunities in our Q3/Q4 pipeline.

To support this demand, we also closed an important agreement with AppNexus, a leading marketplace for digital advertising that was recently acquired by AT&T.

This new relationship allows us to increase the number of channels into which our IntentKeytm can operate, a strategy that we believe will lead to more direct clients. We are currently in the integration process with AppNexus and expect to begin servicing clients later this quarter.

As we mentioned in our Q1 call, the IntentKeytm solution is at its core, a contextual technology. Strategically, this is exceptionally important because of the growing concerns around privacy and the use of cookies for Ad targeting.

We believe our IntentKeytm can be adapted to work without cookies and we have been in the process of developing this cookie-less targeting solution in a manner that doesn’t affect performance.

This would be yet another powerful differentiator for INUVO in the marketplace and align our solution directly with our clients desires to meet their growth goals, while not compromising the all-important consumer privacy. We anticipate that this initiative will be rolled out in Q4.

We continued to experience growth within our large Media partnerships as well, which as a group grew 9% year-over-year in the second quarter. This should signal both the stability of these relationships and INUVO’s ability to deliver consistent results for the Advertisers that these Media partners entrust to us.

We have been successfully doing business with these Partners for many years, and these relationships are a powerful and unique asset for INUVO. We can and will continue to build additional products that support these channels into Demand.

We are currently in contract renewal negotiations with one of these Media partners, which we expect to conclude within the next 45 days.

Revenue from desktop and mobile markets during the second quarter was roughly 30% and 70%, respectively. This was for the most part unchanged from Q1. We expect a similar split for the remainder of the year.

Revenue per thousand pages where we had the opportunity to show an Ad was $7 dollars and 40 cents in the quarter on 2.6 billion pages. This compares to last years $3 dollars and 70 cents on 5 billion pages and last quarters $5 dollars and 70 cents on 3.6 billion pages.

The take away from these numbers is that it’s the combination of the two numbers that matters. Ideally, we want the highest payout possible on the greatest number of pages. With that said, there are trillions of pages across the market and their relative monetization can vary dramatically.

I’d like to close my comments this afternoon with a short assessment of our industry and where I believe we are positioned within it.

A recent marketing study of our industry, compiled from direct conversations with Chief Marketing Officers concluded two things - More Data and Fewer Agencies. Both of these conclusions align with how we have been building our business.

The first is a trend that has been occurring for a number of years – marketers want access to more and new data because that’s the key to finding new audiences for their products and services.

The second transformation is a consequence of the first. The reason CMO’s are reducing the number of Agencies they work with is because they are searching for service providers who are technologically advanced, particularly those with access to unique information. They are looking for Companies like INUVO.

The main objective in marketing has always been to deliver growth while managing the Brand. With this objective, the best strategy in this digital age that will deliver results against these objectives is the ability to find and interpret new information on which to then make better decisions. This conclusion was also verified in this market study.

INUVO’s IntentKey is an incredibly rich source of proprietary information, based on artificial intelligence, which can be used to both build and reach highly relevant and unique audiences while protecting Brand integrity for our Media clients.

We could not be better aligned with the needs and strategies of our customers for both today and the future.

And with that, I will now turn the call over to Wally for a more detailed reporting of financial performance for the quarter.

Wally Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. I will recap the financial results of our second quarter.

As Rich mentioned, Inuvo reported revenue of $19 million for the quarter ended June 30, 2018 and $39 and a half million for the first half ended June 30, 2018; a 4% increase from the $18.3 million reported in the second quarter of last year and a 11% increase from the $35.5 million reported in the first half of the previous year.

Revenue from the large media partners increased 9% in the second quarter over the same quarter last year, with increased revenue from ads placed both on third party and owned sites. These increases were partially offset by lower revenue from Supply partners.

As discussed on our last conference call, we decided to reduce focus on the Supply side of the business in lieu of the Demand or Advertiser side, where our IntentKeytm solution continues to gain traction. This change in focus resulted in a reduction in operating expenses of approximately $100 thousand per month, the full run rate of the reduction started to kick in, in July.

In spite of the shift in focus, we grew 11% year-over-year in the first half and the Revenue lost after executing this strategy has now stabilized.

Gross Margins also improved in the second quarter to 63.2% compared to 58.3% in the same quarter last year due in large part to the Revenue mix as we focus on our Advertiser business. As we have mentioned in the past, Revenue we generate from ads served to owned sites has a small cost of revenue associated with it as its expense is predominately marketing or traffic acquisition costs, or TAC. If we adjust gross margins to include Traffic Acquisition Cost, the adjusted margins also improved, by 1 and half percentage points.

Overall Operating expenses are comprised of Marketing costs, Compensation, and Selling, general & administration expense. Operating expenses were $12.8 million in the second quarter of 2018 compared to $12 million in the same quarter last year.

Marketing costs or TAC was higher in the second quarter as opportunities to fulfill Demand on owned sites increased, however, we do not expect Marketing Costs as a percent of revenue to increase materially over the next two quarters.

Adjusted EBITDA more than doubled year over year to $336 thousand in the second quarter, again driven by our shift in focus to our higher-margin business. For calendar year 2018, we continue to expect adjusted EBITDA to increase by double over 2017.

On a GAAP basis, Inuvo reported a net loss of $833 thousand or 3-cent per share in the quarter ended June 30, 2018, compared to a $1.4 million net loss or 5-cents per share in the prior year. Non-Cash expenses totaled $1.1 million or $0.04 per share in the current year quarter. We’ve suggested in the past that GAAP profitability begins to occur in our business at around $25 million of quarterly Revenue. However, with over a million dollars in Non-Cash expenses each Quarter, the Company is capable of generating positive cashflow at a much lower quarterly revenue.

The full-time headcount at the end of the second quarter, was 63 compared to 82 at the end of the same quarter last year with the reduction related to the strategy change we referred to earlier, adopting Supply side technology that has reduced significantly the need for account management. We expect only modest increases in headcount for the remainder of the year to support current growth expectations.

Our balance sheet at June 30, 2018, had cash and cash equivalents of $4.1 million and a $4.0 million outstanding balance on our bank revolving credit line. The revolver has a total commitment of $10 million with availability dependent upon our accounts receivable. At June 30, 2018, we had additional credit availability under the line of $2.3 million.

As Rich mentioned, in mid-May we sold 3,289,000 shares and raised $2.3 million before expenses.

We believe with the capital raised in May, along with the cash flows from our operations and the line of credit with our bank, provide us with adequate resources to operate as we plan for the quarters to come.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks, Wally.

We’ve had a strong first half of the year with solid double-digit growth, meaningful improvements to Adjusted EBITDA, new partnerships, new direct clients, strong demand for the IntentKey and continued growth within our largest Media Partnerships.

We remain exceptionally excited about our place in the market, our ability to compete in that market, and ultimately our alignment with the future of digital advertising.

We reiterate our double-digit year-over-year Revenue growth expectations with strong year-over-year improvement in Adjusted EBITDA.

With that, I’d like to turn the call over to the operator for questions.

Richard Howe (CEO) Closing Comments:

I would like to thank everyone who joined us on today’s call. Please note that Wally and I will be presenting at the Liolios Gateway Conference on September 5th and 6th in San Francisco and hope to see some of you there. If not, we appreciate your continued interest and look forward to reporting our Q3 results in November.